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PROSPECTUS SUPPLEMENT (To Prospectus dated August 6, 2003)	Filed under Rule 424(b)(5) File No. 333-107132

$275,000,000
SLM Corporation
6% Senior Notes due December 15, 2043

        We are issuing $275,000,000 of our 6% Senior Notes due December 15, 2043. The notes bear interest at the rate of 6% per year. Interest on the notes is payable quarterly, generally, on March 15, June 15, September 15 and December 15 of each year, beginning March 15, 2004. The notes will mature on December 15, 2043. The notes are redeemable by us, in whole or in part, at any time on or after December 15, 2008. The notes do not have the benefit of any sinking fund.

        The notes are unsecured and rank equally with all of our other senior unsecured indebtedness which may from time to time be outstanding and will be subordinated to all secured indebtedness issued by us to the extent of the assets securing such debt. The notes will be issued only in registered form in denominations of $25.

        We will apply to list the notes on the New York Stock Exchange. We expect trading of the notes on that exchange to begin on or before January 15, 2004.

	Per Note	Total
Public Offering price	$25.0000	$275,000,000
Underwriting discount	$0.7875	$8,662,500
Proceeds, before expenses, to SLM Corporation	$24.2125	$266,337,500

        We granted the underwriters an option to purchase up to an additional $41,250,000 aggregate principal amount of notes to cover overallotments, if any. The exercise of that option is subject to our prior approval.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.

        The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about December 15, 2003.

Joint Book-Running Managers
Citigroup	Merrill Lynch & Co.	Morgan Stanley

UBS Investment Bank	Wachovia Securities

Prospectus Supplement dated December 4, 2003

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and accompanying prospectus is an offer to sell only the notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this prospectus supplement and accompanying prospectus is current only as of its date.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is a prospectus supplement and supplements a prospectus which is part of a registration statement that we have filed with the Securities and Exchange Commission. This prospectus supplement provides you with a general description of the $275,000,000 original principal amount of the notes that we are offering.

        You should read this prospectus supplement and the attached prospectus together with the additional information that is incorporated by reference in this prospectus supplement and the attached prospectus. That additional information is described under the heading "Where You Can Find More Information" beginning on page 1 of the attached prospectus.

        You should rely only on the information provided in this prospectus supplement and the attached prospectus, including the information incorporated by reference in this prospectus supplement and the attached prospectus. Neither we, nor any of the underwriters, have authorized anyone to provide you with different information. We are not offering the notes in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or the attached prospectus is accurate at any date other than the date indicated on the cover page of those documents.

        Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement to "we", "us", "our", or similar references mean SLM Corporation.

SLM CORPORATION

        SLM Corporation and its subsidiaries are the nation's leading private source of funding, servicing and support for higher education loans for students and their parents. We presently conduct a majority of our business through two wholly-owned entities, the Student Loan Marketing Association, a government-sponsored enterprise chartered by an act of Congress, and Sallie Mae Servicing L.P., a Delaware limited partnership. The Student Loan Marketing Association must be liquidated by September 30, 2008, except under very limited circumstances.

        We derive most of our income from interest earnings or "spread income" from our portfolio of student loans. As we have grown our business, fee income from loan and guarantee servicing and other operations such as debt collections has become an increasingly important source of earnings. We changed our name from USA Education, Inc. to SLM Corporation, effective May 17, 2002.

        Our principal executive office is located at 11600 Sallie Mae Drive, Reston, VA 20193, and its telephone number is (703) 810-3000.

USE OF PROCEEDS

        We intend to use the net proceeds from sales of the notes to provide additional funds for our operations and for other general corporate purposes. We will receive the net proceeds only from sales of the notes made in connection with their original issuance. We do not expect to receive any proceeds from resales of the notes by any of the underwriters. The net proceeds to us from this offering, after deducting commissions and discounts payable to the underwriters but before deducting estimated expenses of this offering to be paid by us, will be approximately $266,337,500.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for the five years ended December 31, 2002 and the nine-month periods ended September 30, 2003 and September 30, 2002.

        For purposes of computing these ratios, earnings represent income before income tax expense plus fixed charges, and fixed charges represent interest expense plus the estimated interest component of net rental expense.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	3.61	1.79	2.0	1.27	1.24	1.34	1.38

DESCRIPTION OF THE NOTES

        Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the notes set forth in the accompanying prospectus under the caption "Description of Debt Securities." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the indenture dated as of October 1, 2000, as supplemented, between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee.

General

        The notes will be issued as a series of notes, called Series C, under the indenture. The notes will initially be issued in the aggregate principal amount of $275,000,000. Other than as set forth in this prospectus supplement, we may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes offered hereby. Any additional notes having those terms, together with the notes offered hereby, will constitute a single series of notes under the Indenture.

        The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on December 15, 2043. The notes are not subject to any sinking fund provision. The notes are available for purchase in denominations of $25 and any integral multiple thereof.

Interest

        Each note will bear interest at the rate of 6% per year from the date of original issuance, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year to the person in whose name such note is registered at the close of business on the fifteenth calendar day prior to that interest payment date, whether or not a business day. The first interest payment date is March 15, 2004. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. "Business day", for purposes of payments under the notes, means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

Ranking

        The notes will be our direct, unsecured and unsubordinated obligations ranking equally with all of our other unsecured and unsubordinated obligations from time to time outstanding. The notes will be subordinated to our secured indebtedness to the extent of the assets securing such debt. The indenture contains no restrictions on the amount of additional indebtedness that we may incur.

Trading Characteristics

        The notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest. Therefore, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the notes that is not included in the trading price thereof. Any portion of the trading price of a note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the note.

        The trading price of the notes is likely to be sensitive to the level of interest rates generally. If interest rates rise in general, the trading price of the notes may decline to reflect the additional yield requirements of the purchasers. Conversely, a decline in interest rates may increase the trading price of the notes, although any increase will be moderated by our ability to call the notes at any time on or after December 15, 2008.

Optional Redemption

        We have the right to redeem the notes at any time in whole, or from time to time in part, without premium, on or after December 15, 2008, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the date of redemption.

        If notice of redemption is given as aforesaid, the notes to be redeemed shall, on the redemption date, become due and payable at the redemption price together with any accrued and unpaid interest thereon, and from and after such date (unless we default in the payment of the redemption price and accrued interest) those notes shall cease to bear interest. If any note called for redemption is not paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the interest rate set forth above. See "Description of Debt Securities—Events of Default and Remedies" in the accompanying prospectus.

        Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we or one of our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

Book-Entry Only Issuance—The Depository Trust Company

        The notes will be issued in book-entry form and represented by a master global note in fully registered, book-entry form issued to and held by The Depository Trust Company ("DTC") or its nominee. You should read the section "Description of Debt Securities—Global Securities" in the accompanying prospectus for information about, and your rights under, this type of arrangement.

        The master global note will be deposited with, or on behalf of, DTC, acting as the depositary, and registered in the name of Cede & Co. ("Cede"), its nominee. Unless and until it is exchanged in whole or in part for notes in definitive form, that master global note may be transferred only in whole. The notes will clear and settle through the clearing systems operated by DTC or indirectly through organizations which are participants in these systems.

        DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, a "banking organization" within the meaning of the New York Banking Law and a "clearing corporation" within the meaning of the New York Uniform Commercial Code. DTC holds securities that its participants deposit with DTC. DTC also facilitates settlement of securities transactions among its participants, such as transfers and pledges in deposited securities, through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates.

        "Direct participants" in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by several of DTC participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. The rules applicable to DTC and its participants are on file with the SEC. Access to DTC's book-entry system is also available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Purchases of the notes under DTC's book-entry system must be made by or through direct participants, which will receive a credit for the notes on the records of DTC. The ownership interest of each actual purchaser of the notes, whom we refer to as the "beneficial owner," is in turn to be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes will be effected only through entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the notes.

        To facilitate subsequent transfers, all global notes deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede. The deposit of the global notes with DTC and their registration in the name of Cede effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture. Except as provided below, beneficial owners of interests in the global notes will not be entitled to have book-entry notes represented by the notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participants through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders of notes or that an owner of a beneficial interest in the notes desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the action, and each participant would authorize beneficial owners owning through the participant to give or to take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Any redemption notices will be sent to Cede. If fewer than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such notes to be redeemed. Neither DTC nor Cede will consent or vote with respect to an issue of notes. Under its usual procedures, DTC mails an omnibus proxy to us, or the trustee, as appropriate, as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date. Payments of principal of and interest on the notes will be made to DTC.

        We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC's practice is to credit the accounts of the direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

        Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's applicable rules and operating procedures and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

        The information in this section concerning DTC and its systems and procedures has been obtained from sources that we believe are reliable. However, neither we nor any underwriter takes any responsibility for the accuracy of this information.

SUPPLEMENTAL PLAN OF DISTRIBUTION

        Subject to the terms and conditions of an underwriting agreement, dated December 4, 2003, we have agreed to sell to each of the underwriters named below (for whom Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives), and each of the underwriters has severally agreed to purchase from us the respective principal amount of notes set forth opposite its name below:

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$46,800,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$46,800,000
Morgan Stanley & Co. Incorporated	$46,800,000
UBS Securities LLC	$46,800,000
Wachovia Capital Markets, LLC	$46,800,000
ABN AMRO Incorporated	$1,500,000
A.G. Edwards & Sons, Inc.	$1,500,000
Banc of America Securities LLC	$1,500,000
BB&T Capital Markets, Inc.	$1,500,000
Bear, Stearns & Co. Inc.	$1,500,000
BNP Paribas Securities Corp.	$1,500,000
Credit Suisse First Boston LLC	$1,500,000
Charles Schwab & Co., Inc.	$1,500,000
Deutsche Bank Securities Inc.	$1,500,000
Fahnestock & Co. Inc.	$1,500,000
Goldman, Sachs & Co.	$1,500,000
H&R Block Financial Advisors, Inc.	$1,500,000
HSBC Securities (USA) Inc.	$1,500,000
J.P. Morgan Securities Inc.	$1,500,000
Legg Mason Wood Walker, Incorporated	$1,500,000
Lehman Brothers Inc.	$1,500,000
Oppenheimer & Co. Inc.	$1,500,000
Quick and Reilly, Inc.	$1,500,000
TD Waterhouse Investor Services, Inc.	$1,500,000
U.S. Bancorp Piper Jaffray Inc.	$1,500,000
Wells Fargo Brokerage Services, LLC	$1,500,000
Advest, Inc.	$500,000
Robert W. Baird & Co. Incorporated	$500,000
Banc One Capital Markets, Inc.	$500,000
William Blair & Co.	$500,000
D.A. Davidson & Co.	$500,000
Ferris Baker Watts Incorporated	$500,000
J.J.B. Hilliard, W.L. Lyons, Inc.	$500,000
Janney Montgomery Scott LLC	$500,000
C.L. King & Associates, Inc.	$500,000
McDonald Investment Inc.	$500,000
McGinn, Smith & Co. Inc.	$500,000
Mesirow Financial, Inc.	$500,000
Morgan Keegan & Company, Inc.	$500,000
Pershing LLC	$500,000
Raymond James & Associates, Inc.	$500,000
Ryan, Beck & Co. LLC	$500,000
Southwest Securities, Inc.	$500,000
Stifel, Nicolaus & Company Incorporated	$500,000
SunTrust Capital Markets, Inc.	$500,000

Total	$275,000,000

        In the underwriting agreement, the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions, and the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the notes offered hereby if any of the notes are purchased.

        The expenses associated with the offer and sale of the notes are expected to be approximately $100,000.

        The underwriters propose initially to offer the notes to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession not in excess of $.50 per note. The underwriters may allow, and such dealers may reallow, a discount not in excess of $.45 per note to certain other dealers. After the initial public offering, the public offering price, selling concession and discount may be changed.

        We granted the underwriters named above an option to purchase from us up to an additional $41,250,000 aggregate principal amount of notes to cover overallotments, if any, at the initial public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus supplement within 30 days from the initial issuance of the notes on December 15, 2003. The exercise of the option is subject to our approval. To the extent that the underwriters exercise the option and we approve of the exercise, each of the underwriters will have a firm commitment, subject to conditions set forth in the underwriting agreement, to purchase from us approximately the same percentages of the notes pursuant to the option as the amount set forth next to such underwriter's name in the table above bears to the aggregate principal amount of notes set forth in the above table as the total to be purchased.

        Prior to this offering, there has been no public market for the notes. The notes are expected to be approved for listing on the NYSE, subject to official notice of issuance. Trading of the notes on the NYSE is expected to commence within a 30-day period after the initial delivery of the notes. The representatives have advised us that they intend to make a market in the notes prior to the commencement of trading on the NYSE. However, the representatives will have no obligation to make a market in the notes, however, and may cease market making activities, if commenced, at any time.

        We have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

        In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the notes and syndicate short positions involve the sale by the Underwriters of a greater number of notes than they are required to purchase from us in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such notes are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

        It is expected that the delivery of the notes will be made on the date specified on the cover page of this prospectus supplement which will be the seventh business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Commission under the 1934 Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the notes on the date of this prospectus supplement or the next four succeeding business days will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisor.

        Some of the underwriters and their affiliates engage in transactions with, and, from time to time, have performed services for, us and our affiliates in the ordinary course of business for which they have received and will receive customary compensation.

LEGAL OPINIONS

        Opinions regarding the validity of the notes being offered will be issued for us by Marianne M. Keler, Executive Vice President and General Counsel of the Company, and for the underwriters by Cadwalader, Wickersham & Taft LLP.

August 6, 2003

Prospectus

SLM CORPORATION

$20,000,000,000
Debt Securities
Common Stock
Preferred Stock
Warrants

• This prospectus provides you with a general description of the securities we may offer. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

• We are registering shares of our common stock primarily to preserve our flexibility to deliver or sell shares of our common stock in connection with the settlement of privately negotiated equity forward purchase contracts. We also may issue common stock upon conversion, exercise or exchange of any debt securities, preferred stock or warrants. Our common stock is listed on the New York Stock Exchange under the symbol "SLM."

• We are required to include the following legend:

        Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 6, 2003

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell debt securities, preferred stock and warrants in one or more offerings up to a total dollar amount of $20,000,000,000. We may sell these securities either separately or in units. We may also issue common stock upon conversion, exchange or exercise of any of the securities mentioned above, and we may sell or deliver our common stock in connection with the settlement of privately negotiated equity forward or equity option transactions we have entered into or may enter into from time to time.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities we may offer under this prospectus. You can read that registration statement at the SEC's web site or at the SEC's offices mentioned under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public facilities in Washington, D.C. (located at 450 Fifth Street, N.W., Washington, D.C. 20549), Chicago (located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661) and New York (located at 233 Broadway, New York, New York 10279). Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC also maintains a site on the World Wide Web at http://www.sec.gov. This site contains reports, proxy and information statements and other information about registrants that file electronically with the SEC. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc. (located at 20 Broad Street, New York, New York 10005) or at our web site at http://www.salliemae.com.

        We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. This registration statement contains additional information about us and our securities. You can inspect the registration statement and exhibits without charge at the SEC's office in Washington, D.C. (located at 450 Fifth Street, N.W.), and you may obtain copies from the SEC at prescribed rates.

        The SEC permits us to "incorporate by reference" the information and reports we file with it. This means that we can disclose important information to you by referring to another document. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically updates and supersedes this information. Specifically, we incorporate by reference:

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 2002, which we filed on March 27, 2003;

  •
  our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003, which we filed on May 13, 2003;

  •
  the description of our common stock in our Form 8-A, which we filed on August 7, 1997 and amended on July 27, 1999, and any amendments or reports filed for the purpose of updating this description;

  •
  the description of our currently outstanding preferred stock in our form 8-A, which we filed on November 10, 1999;

  •
  our current report on Form 8-K, which we filed on January 17, 2003, attaching our Fourth Supplemental Indenture for our Medium Term Notes, Series B;

  •
  our current report on Form 8-K, which we filed on January 28, 2003, attaching our Selling Agency Agreement for our Medium Term Notes, Series B;

  •
  our current report on Form 8-K, which we filed on May 29, 2003, attaching our press releases dated May 13, 2003 and May 14, 2003;

  •
  all documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before we sell all of the securities offered by this prospectus.

        You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Corporate Secretary
SLM Corporation
11600 Sallie Mae Drive
Reston, VA 20193
(703) 810-3000

        You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

        Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

        You should understand that the following important factors could cause our results to differ materially from those expressed in forward-looking statements:

  •
  changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in these laws and regulations that may reduce the volume, average term, costs and yields on education loans under the Federal Family Education Loan Program or for non-FFELP loans or result in loans being originated or refinanced under non-FFELP programs or affect the terms upon which banks and others agree to sell FFELP loans to us;

  •
  changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, which could reduce demand for our products and services or increase our costs; and

  •
  changes in the general interest rate environment, in the capital markets or in the securitization markets for education loans, which could increase the costs or limit the availability of financings necessary to originate, purchase or carry education loans.

SLM CORPORATION

        We were formed in 1997 in connection with the reorganization of the Student Loan Marketing Association under the Student Loan Marketing Association Reorganization Act of 1996. Our principal business is financing and servicing education loans. We presently conduct a majority of this business through two wholly owned entities: Student Loan Marketing Association, a government-sponsored enterprise chartered by an act of Congress, and Sallie Mae Servicing L.P., a Delaware limited partnership. We are the largest non-governmental source of financing and servicing for education loans in the United States.

        We changed our name from USA Education, Inc. to SLM Corporation, effective May 17, 2002.

        Our principal executive offices are located at 11600 Sallie Mae Drive, Reston, VA 20193, and our telephone number is (703) 810-3000.

USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, we intend to use the net proceeds from the sale of the offered securities for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

        The following table sets forth our ratio of earnings to fixed charges and preferred stock dividends for the five years ended December 31, 2002 and the three month periods ended March 31, 2002 and March 31, 2003.

						Three Months ended
	Years ended December 31,					March 31,
	1998	1999	2000	2001	2002	2002	2003

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends (1)	1.37	1.34	1.23	1.27	1.99	3.03	3.57
Ratio of Earnings to Fixed Charges (1)	1.38	1.34	1.24	1.27	2.0	3.05	3.62

(1)
For purposes of computing these ratios, earnings represent income before income tax expense plus fixed charges less preferred stock dividends. Fixed charges represent interest expense plus the estimated interest component of net rental expense.

SECURITIES WE MAY OFFER

        This section describes the general terms and provisions of the securities to which this prospectus and any prospectus supplement relates.

Types of Securities

        The types of securities that we may offer and sell from time to time by this prospectus are:

  •
  debt securities, which we may issue in one or more series;

  •
  preferred stock, which we may issue in one or more series;

  •
  common stock;

  •
  warrants entitling the holders to purchase common stock, preferred stock or debt securities;

  •
  warrants or other rights relating to foreign currency exchange rates; or

  •
  warrants for the purchase or sale of debt securities of, or guaranteed by, the United States government or its agencies, units of a stock index or a stock basket or a commodity or a unit of a commodity index.

        The aggregate initial offering price of all securities we sell will not exceed $20,000,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them.

ADDITIONAL INFORMATION

        We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities that we may offer in the future. Each prospectus supplement will include the following information:

  •
  the type and amount of securities that we propose to sell;

  •
  the initial public offering price of the securities;

  •
  the names of the underwriters or agents, if any, through or to which we will sell the securities;

  •
  the compensation, if any, of those underwriters or agents;

  •
  information about securities exchanges or automated quotation systems on which the securities will be listed or traded;

  •
  any material United States federal income tax considerations that apply to the securities; and

  •
  any other material information about the offering and sale of the securities.

DESCRIPTION OF DEBT SECURITIES

        This section discusses debt securities we may offer under this prospectus.

        We will issue debt securities under an indenture, dated as of October 1, 2000, between us and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, New York, New York, as trustee, as amended or supplemented from time to time. JPMorgan Chase Bank is qualified to act as trustee under the Trust Indenture Act of 1939. The indenture permits there to be more than one trustee under the indenture with respect to different series of debt securities. The indenture is governed by the Trust Indenture Act.

        We may offer debt securities for an aggregate principal amount of up to $20,000,000,000 under this prospectus. From January 1, 2003 to March 31, 2003, we issued approximately $2,324,000,000 in aggregate principal amount of debt securities under the indenture. As of March 31, 2003, we had approximately $8,168,000,000 in aggregate principal amount of our debt securities outstanding under the indenture.

        The following is a summary of the indenture. It does not restate the indenture entirely. We urge you to read the indenture. The indenture and any applicable indenture supplement will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may inspect them at the office of the trustee, or as described under the heading "Where You Can Find More Information." References below to an "indenture" are references to the indenture and the applicable indenture supplement under which we issue a particular series of debt securities.

Terms of the Debt Securities

        Our debt securities will be unsecured obligations of SLM Corporation. We may issue them in one or more series. Authorizing resolutions, a certificate or a supplemental indenture will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement with, for some offerings, a pricing supplement, for each series of debt securities that will describe:

  •
  the title of the debt securities and their CUSIP and ISIN numbers, as applicable;

  •
  any limit upon the aggregate principal amount of the series of debt securities;

  •
  the date or dates on which principal and premium, if any, of the debt securities will be payable;

  •
  if the debt securities will bear interest:

  • the interest rate on the debt securities or the method by which the interest rate may be determined;

  • the date from which interest will accrue;

  • the record and interest payment dates for the debt securities; and

  • any circumstances under which we may defer interest payments;

  •
  the place or places where:

  • we can make payments on the debt securities;

  • the debt securities can be surrendered for registration of transfer or exchange; and

  • notices and demands can be given to us relating to the debt securities and under the applicable indenture, and where notices to holders pursuant to the applicable indenture will be published;

  •
  any optional redemption provisions that would permit us or the holders of debt securities to elect to redeem the debt securities before their final maturity;

  •
  any conversion features;

  •
  any sinking fund provisions that would obligate us to redeem the debt securities;

  •
  whether any of the debt securities are to be issuable as registered securities, bearer securities or both, whether debt securities are to be issuable with or without coupons or both and, if issuable as bearer securities, the date as of which the bearer securities will be dated (if other than the date of original issuance of the first debt security of that series of like tenor and term to be issued);

  •
  whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary for those global securities and a description of any book-entry procedures relating to the global securities;

  •
  if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

  •
  the denominations in which the debt securities will be issued, if other than $1,000 or an integral multiple of $1,000 in the case of registered securities or $5,000 in the case of bearer securities;

  •
  the portion of the principal amount of debt securities payable upon a declaration of acceleration of maturity, if other than the full principal amount;

  •
  the currency or currencies in which the debt securities will be denominated and payable and, if a composite currency, any related special provisions;

  •
  any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any related provisions;

  •
  the manner in which principal, premium and interest on debt securities will be determined if they are determined with reference to an index based upon a currency or currencies other than that in which the debt securities are denominated or payable;

  •
  any events of default that will apply to the debt securities in addition to those contained in the applicable indenture;

  •
  whether the issue of debt securities may be "reopened" by offering additional securities with substantially the same terms;

  •
  any additions or changes to the covenants contained in the applicable indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

  •
  whether the provisions described below under the heading "Defeasance" apply to the debt securities;

  •
  the identity of the security registrar and paying agent for the debt securities if other than the applicable trustee;

  •
  any risk factors; and

  •
  any other terms of the debt securities.

Covenants Contained in Indenture

        In the indenture, we promise not to create or guarantee any debt for borrowed money that is secured by a lien on the capital stock of our wholly owned subsidiary, Student Loan Marketing Association, unless we also secure the debt securities on an equal or priority basis with the other secured debt. Our promise, however, is subject to an important exception: we may grant liens on that stock without securing the debt securities if our board of directors determines that the liens do not materially detract from or interfere with the fair market value or control of that stock.

        Except as noted above, the indenture does not restrict our ability to put liens on our interests in our subsidiaries, and it does not restrict our ability to sell or otherwise dispose of our interests in any of our subsidiaries, including Student Loan Marketing Association.

        We are required to deliver to the trustee an annual statement as to our fulfillment of all of our obligations under the indenture.

Consolidation, Merger or Sale

        The indenture generally permits us to consolidate with or merge into another entity. It also permits us to sell or transfer all or substantially all of our property and assets. These transactions are permitted if:

  •
  the resulting or acquiring entity, if it is not us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the applicable indenture, including the payment of all amounts due on the debt securities and performance of obligations under the indenture; and

  •
  immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

  •
  we deliver to the trustee an officers' certificate and an opinion of counsel stating that the transactions comply with these conditions.

        If we consolidate with or merge into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indenture and under the debt securities.

Events of Default and Remedies

        An event of default with respect to any series of debt securities is defined in the indenture as being:

  •
  default for 30 days in payment of any installment of interest on any debt security of that series beyond any applicable grace period;

  •
  default in payment of the principal of or premium, if any, on any of the debt securities of that series when due;

  •
  default for 60 days after notice in the observance or performance of any other covenants in the indenture or applicable supplemental indenture relating to that series; and

  •
  our bankruptcy, insolvency or reorganization.

        Additional events of default for your series of debt securities may be defined in a supplemental indenture for your securities.

        The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal, premium, if any, or interest, if any, with respect to a series of debt securities, if the trustee considers it in the interest of the holders of that series of debt securities to do so.

        The indenture provides that if any event of default (other than our bankruptcy, insolvency or reorganization) has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of all debt securities of that series then outstanding, acting together as a single class, may declare the principal amount of and all accrued but unpaid interest on all the debt securities of that series to be due and payable immediately. If our bankruptcy, insolvency or reorganization causes an event of default, the principal amount of and all accrued but unpaid interest on all series of debt securities that are affected by the event of default will be immediately due and payable without any declaration or action by the trustee or the holders.

        The holders of a majority in principal amount of the debt securities of a series then outstanding that are affected by an event of default, acting as a single class, by written notice to the trustee and to us, may waive any past default, other than any event of default in payment of principal or interest or in respect of an indenture provision that may be amended only with the consent of the holder of each affected debt security. Holders of a majority in principal amount of debt securities of any series affected by an event of default that were entitled to declare the event of default may rescind and annul the declaration and its consequences if the recission will not conflict with any judgment or decree for payment of money due that has been obtained by the trustee.

        The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture.

Defeasance

        Defeasance and Discharge.    At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the trustee, in trust, sufficient money or, if the debt securities of that series are denominated and payable in U.S. dollars only, eligible instruments, to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the indenture and the terms of the debt securities.

        When we use the term "eligible instruments" in this section, we mean monetary assets, money market instruments and securities that are payable in dollars only and are essentially risk free as to collection of principal and interest, including:

  •
  direct obligations of the United States backed by the full faith and credit of the United States; or

  •
  any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States.

        In the event that we deposit money and/or eligible instruments in trust and discharge our obligations under a series of debt securities as described above, then:

  •
  the indenture will no longer apply to the debt securities of that series; but certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of U.S. withholding taxes imposed on payments to non-U.S. persons will continue to apply; and

  •
  holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and any interest on the debt securities of that series.

        Defeasance of Covenants and Events of Default.    At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. If we so provide and we make the deposit, we will not have to comply with any covenant we designate when we establish the series of debt securities.

        In the event of a covenant defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants specifically referred to above, will remain in effect.

        If we exercise our option not to comply with any covenant and the debt securities of the series become immediately due and payable because an event of default has occurred, other than as a result of an event of default related to a covenant that is subject to defeasance, the amount of money and/or eligible instruments on deposit with the applicable trustee will be sufficient to pay the principal, any interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the applicable indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. We would remain liable, however, for the balance of the payments.

Registration and Transfer

        Unless we indicate otherwise in the applicable prospectus supplement, we will issue debt securities only as registered securities without coupons. Debt securities that we issue as bearer securities will have interest coupons attached, unless we indicate otherwise in the applicable prospectus supplement.

        With respect to registered securities, we will keep or cause to be kept a register in which we will provide for the registration of registered securities and the registration of transfers of registered securities. We will appoint a "security registrar," and we may appoint any "co-security registrar," to keep the security register.

        Upon surrender for registration of transfer of any registered security of any series at our office or agency maintained for that purpose in a place of payment for that series, we will execute one or more new registered securities of that series in any authorized denominations, with the same aggregate principal amount and terms. At the option of the holder, a holder may exchange registered securities of any series for other registered securities of that series, or bearer securities (along with all necessary related coupons) of any series for registered securities of the same series. Registered securities will not be exchangeable for bearer securities in any event.

        We will agree in the indenture that we will maintain in each place of payment for any series of debt securities an office or agency where:

  •
  any debt securities of each series may be presented or surrendered for payment;

  •
  any registered securities of that series may be surrendered for registration of transfer;

  •
  debt securities of that series may be surrendered for exchange or conversion; and

  •
  notices and demands to or upon us in respect of the debt securities of that series and the indenture may be served.

        We will not charge holders for any registration of transfer or exchange of debt securities. We may require holders to pay for any tax or other governmental charge that may be imposed in connection with any such registration of transfer or exchange, other than exchanges expressly provided in the indenture to be made at our own expense or without expense or without charge to the holders.

Global Securities

        We may issue debt securities of a series, in whole or in part, in the form of one or more global securities, registered in the name of Cede & Co., the nominee of The Depository Trust Company, New York, New York, unless the prospectus supplement or pricing supplement describes another depositary or states that no global securities will be issued. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole by:

  •
  DTC to its nominee;

  •
  DTC's nominee to the depositary or another nominee of the depositary; or

  •
  DTC or any nominee to a successor depositary or any nominee of that successor.

        Upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the principal amount of the securities represented by the global security to accounts of institutions that have accounts with DTC. Institutions that have accounts with DTC are referred to as "participants." The accounts to be credited will be designated by the agents, or by us if we sell the securities directly. Owners of beneficial interests in a global security that are not participants or persons that may hold through participants but desire to purchase, sell or otherwise transfer ownership of the securities by book-entry on the records of DTC may do so only through participants and persons that may hold through participants. Because DTC can only act on behalf of participants and persons that may hold through participants, the ability of an owner of a beneficial interest in a global security to pledge securities to persons or entities that do not participate in the book-entry and transfer system of DTC, or otherwise take actions in respect of the securities, may be limited. In addition, the laws of some states require that some purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair a purchaser's ability to transfer beneficial interests in a global security.

        So long as DTC, or its nominee, is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the securities represented by the global security for all purposes under the indenture. Generally, owners of beneficial interest in a global security will not be entitled to have securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of securities in definitive form and will not be considered the owners or holders of the securities under the indenture.

        Principal and interest payments on securities registered in the name of DTC or its nominee will be made to DTC or its nominee as the registered owner of a global security. Neither we, the trustee, any paying agent nor the security registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that DTC, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of a global security as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in "street name," and will be the responsibility of such participants. Owners of beneficial interests in a global security that hold through DTC under a book-entry format (as opposed to holding certificates directly) may experience some delay in the receipt of interest payments since DTC will forward payments to its participants, which in turn will forward them to persons that hold through participants.

        If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us or DTC within ninety days, we will issue securities in definitive registered form in exchange for a global security. In addition, either we or DTC may at any time, in our sole discretion, determine not to have the securities represented by a global security and, in that event, we will issue securities in definitive registered form in exchange for the global security. In either instance, an owner of a beneficial interest in a global security will be entitled to have securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the securities in definitive form.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law; a member of the Federal Reserve System; a "clearing corporation" within the meaning of the New York Uniform Commercial Code; a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act, as amended; and a "banking organization" within the meaning of the New York Banking Law. DTC holds securities that its participants deposit with DTC. DTC also facilitates settlement of securities transactions among its participants, such as transfers and pledges in deposited securities, through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by several DTC participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, including banks, brokers, dealers and trust companies, that clear through or maintain a custodian relationship with a participant, whether directly or indirectly.

Payment and Paying Agents

        Unless we indicate otherwise in a prospectus supplement:

  •
  we will maintain an office or agency in each place of payment for any series of debt securities where debt securities of that series may be presented or surrendered for payment; we may also from time to time designate one or more other offices or agencies where debt securities of one or more series may be presented or surrendered for payment and may appoint one or more paying agents for the payment of debt securities, in one or more other cities, and may from time to time rescind these designations and appointments;

  •
  at our option, we may pay any interest by check mailed to the address of the person entitled to payment as that address appears in the applicable security register kept by us or by wire transfer; and

  •
  we will pay any installment of interest on registered securities to the person in whose name the debt security is registered at the close of business on the regular record date for that payment.

        The holder of any coupon relating to a bearer security will be entitled to receive the interest payable on that coupon upon presentation and surrender of the coupon on or after the interest payment date of the coupon. We will not make payment with respect to any bearer security at any of our offices or agencies in the United States, by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

Modification and Amendment

        Some of our rights and obligations and some of the rights of holders of the debt securities may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as one class. The following modifications and amendments, however, will not be effective against any holder without its consent:

  •
  a change in the stated maturity date of any payment of principal or interest;

  •
  a reduction in payments due on the debt securities;

  •
  a change in the place of payment or currency in which any payment on the debt securities is payable;

  •
  a limitation of a holder's right to sue us for the enforcement of payments due on the debt securities;

  •
  a change in the ranking or priority of any debt securities;

  •
  a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the applicable indenture or required to consent to a waiver of compliance with certain provisions of the applicable indenture or past defaults under the applicable indenture;

  •
  a reduction in the requirements contained in the applicable indenture for quorum or voting;

  •
  a limitation of a holder's right, if any, to repayment of debt securities at the holder's option; and

  •
  a modification of any of the foregoing requirements contained in the applicable indenture supplement.

Concerning the Trustee

        JPMorgan Chase Bank, the trustee, provides and may continue to provide various services to us in the ordinary course of its business. The indenture contains limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any claim as security or otherwise. The indenture permits the trustee to engage in other transactions; but if it acquires any conflicting interest, it must eliminate the conflict or resign.

        The indenture provides that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The laws of the State of New York will govern the indenture and the debt securities.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock is 1,125,000,000 shares of common stock, $.20 par value, and 20,000,000 shares of preferred stock, $.20 par value. Effective on June 20, 2003, we paid a stock dividend to the holders of our common stock of two shares for each share held. As of June 30, 2003, 450,492,723 shares of our common stock and 3,300,000 shares of our preferred stock were outstanding.

Common Stock

        We are registering shares of our common stock primarily to preserve our flexibility to deliver or sell shares of our common stock in connection with the settlement of privately negotiated equity forward purchase contracts. We may also issue common stock upon conversion, exercise or exchange of any debt securities, preferred stock or warrants or in connection with acquisitions.

        Our common stock is described in our registration statement on Form 8-A, which we filed with the SEC on August 7, 1997, as amended by our Form 8-A/A, which we filed with the SEC on July 27, 1999. These documents are incorporated by reference into this prospectus.

        We will distribute a prospectus supplement with regard to each issue of common stock. Each prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement and any general terms outlined in our Form 8-A, as amended, that will not apply to that common stock.

Preferred Stock

        We may issue preferred stock in one or more series with any rights and preferences that may be authorized by our board of directors. Our currently outstanding preferred stock is described in our registration statement on Form 8-A, which we filed with the SEC on November 10, 1999 and which is incorporated by reference into this prospectus.

        We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

  •
  the title of the series of preferred stock;

  •
  any limit upon the number of shares of the series of preferred stock that may be issued;

  •
  the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

  •
  the date or dates, if any, on which we will be required or permitted to redeem the preferred stock;

  •
  the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

  •
  the voting rights, if any, of the holders of the preferred stock;

  •
  the dividends, if any, that will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends, and may be cumulative or non-cumulative;

  •
  the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

  •
  any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock, or a purchase fund to be used to purchase preferred stock; and

  •
  any other material terms of the preferred stock.

        Any or all of these rights may be greater than the rights of the holders of common stock.

        Our board of directors, without shareholder approval, may issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of our common stock. The terms of the preferred stock that might be issued could conceivably prohibit us from:

  •
  consummating a merger;

  •
  reorganizing;

  •
  selling substantially all of our assets;

  •
  liquidating; or

  •
  engaging in other extraordinary corporate transactions without shareholder approval.

        Preferred stock could therefore be issued with terms calculated to delay, defer or prevent a change in our control or to make it more difficult to remove our management. Our issuance of preferred stock may have the effect of decreasing the market price of the common stock.

DESCRIPTION OF WARRANTS

        We may issue:

  •
  warrants for the purchase of debt securities, preferred stock, common stock or units of two or more of these types of securities;

  •
  currency warrants, which are warrants or other rights relating to foreign currency exchange rates; or

  •
  index warrants, which are warrants for the purchase or sale of debt securities of, or guaranteed by, the United States government or its agencies, units of a stock index or a stock basket or a commodity or a unit of a commodity index.

        Warrants may be issued independently or together with debt securities, preferred stock or common stock, and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants.

        We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

  •
  in the case of warrants to purchase debt securities, the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of the warrants, and the price at which you may purchase the debt securities upon exercise;

  •
  in the case of warrants to purchase preferred stock, the designation, number of shares, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants, and the price at which you may purchase shares of preferred stock of that series upon exercise;

  •
  in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of the warrants and the price at which you may purchase shares of common stock upon exercise;

  •
  in the case of currency warrants, the designation, aggregate principal amount, whether the currency warrants are put or call currency warrants or both, the formula for determining any cash settlement value, exercise procedures and conditions, the date on which your right to exercise the currency warrants commences and the date on which your right expires, and any other terms of the currency warrants;

  •
  in the case of index warrants, the designation, aggregate principal amount, the procedures and conditions relating to the exercise of the index warrants, the date on which your right to exercise the index warrants commences and the date on which your right expires, the national securities exchange on which the index warrants will be listed, if any, and any other material terms of the index warrants;

  •
  in the case of warrants to purchase units of two or more securities, the type, number and terms of the units purchasable upon exercise of the warrants and the price at which you may purchase units upon exercise;

  •
  the period during which you may exercise the warrants;

  •
  any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

  •
  the place or places where warrants can be presented for exercise or for registration of transfer or exchange; and

  •
  any other material terms of the warrants.

        Unless we provide otherwise in a prospectus supplement, warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only, and will be issued in registered form only. The exercise price for warrants will be subject to adjustment as described in the prospectus supplement for those warrants.

        Prior to the exercise of any warrants to purchase debt securities, preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

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  in the case of warrants for the purchase of debt securities, the right to receive payments of principal of or any premium or interest on the debt securities purchasable upon exercise, or to enforce covenants in the applicable indenture; or

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  in the case of warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

PLAN OF DISTRIBUTION

        We may sell any of the securities being offered by this prospectus separately or together:

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  through agents;

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  to or through underwriters who may act directly or through a syndicate represented by one or more managing underwriters;

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  through dealers;

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  through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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  in exchange for our outstanding indebtedness;

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  directly to purchasers, through a specific bidding, auction or other process; or

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  through a combination of any of these methods of sale.

        If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will describe the terms of the exchange, and the identity and the terms of sale of the securities offered under this prospectus by the selling security holders.

        The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices that may be changed, at market prices prevailing at the time of sale or prices related to prevailing market prices or at negotiated prices.

        Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer or sale of the securities and set forth any commissions payable by us to an agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an "underwriter" of the securities as that term is defined in the Securities Act.

        If we utilize an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of securities. We will describe any of these activities in the prospectus supplement.

        If a dealer is utilized in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

        We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process, if utilized.

        Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may be our customers, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

        Certain of the agents, underwriters and dealers that we sell the securities offered under this prospectus to or through, and certain of their affiliates, engage in transactions with and perform services for us in the ordinary course of business. We may enter into hedging transactions in connection with any particular issue of the securities offered under this prospectus, including forwards, futures, options, interest rate or exchange rate swaps and repurchase or reverse repurchase transactions with, or arranged by, the applicable agent, underwriter or dealer, an affiliate of that agent, underwriter or dealer or an unrelated entity. We, the applicable agent, underwriter or dealer or other parties may receive compensation, trading gain or other benefits in connection with these transactions. We are not required to engage in any of these transactions. If we commence these transactions, we may discontinue them at any time. Counterparties to these hedging activities also may engage in market transactions involving the securities offered under this prospectus.

        No securities may be sold under this prospectus without delivery (in paper format, in electronic format, in electronic format on the Internet, or by other means) of the applicable prospectus supplement describing the method and terms of the offering.

LEGAL MATTERS

        Marianne M. Keler, Esq., who is our Executive Vice President and General Counsel, or another of our lawyers, will issue an opinion about the legality of the securities offered by this prospectus. Ms. Keler owns shares of our common stock and holds stock options and stock-based awards under our compensation and management incentive plans. Other of our lawyers may also own our common stock and hold similar stock options or awards. They may receive additional awards under these plans in the future.

        Certain legal matters will be passed upon for any underwriters or agents by Cadwalader, Wickersham & Taft LLP, Washington, DC. Cadwalader, Wickersham & Taft LLP represents us in other legal matters.

EXPERTS

        The financial statements for the fiscal years ended December 31, 2001 and 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto. On May 7, 2002, our board of directors decided no longer to engage Arthur Andersen LLP as our independent public accountants. Arthur Andersen LLP has ceased operations in the United States. We have retained PricewaterhouseCoopers LLP as our independent public accountants.

        We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to the inclusion of their report in this prospectus. Therefore, you will not be able to sue Arthur Andersen LLP under Section 11 of the Securities Act and your right of recovery under that section for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP and incorporated by reference or any omissions to state a material fact required to be stated therein may be limited.

        The consolidated financial statements for the fiscal year ended December 31, 2002 (other than the interim financial information contained in any Form 10-Q Report incorporated by reference in this prospectus) incorporated by reference into this prospectus and registration statement have been audited by PricewaterhouseCoopers LLP, independent public accountants, as stated in their report thereto, and are incorporated by reference herein in reliance upon the report of said firm given as experts in accounting and auditing in giving said report.

$275,000,000

SLM Corporation

6% Senior Notes due December 15, 2043

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup

Merrill Lynch & Co.

Morgan Stanley

UBS Investment Bank

Wachovia Securities

December 4, 2003